Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

MID PENN BANK

DIRECTOR DEFERRED FEE AGREEMENT

THIS DIRECTOR DEFERRED FEE AGREEMENT (the “Agreement”) is adopted this ________ day of ________, 20__, by and between Mid Penn Bank, a state-chartered commercial bank located in Millersburg, Pennsylvania (the “Company”), and ____________ (the “Director”).

The purpose of this Agreement is to provide specified benefits to the Director who contributes to the continued growth, development and future business success of the Company.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of a deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 6.

1.2

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.3	“Board” means the Board of Directors of the Company as from time to time constituted.

1.4	“Change in Control” means any of the following:

(A)  a sale or other transfer of ownership of all or substantially all (50% or more of the total gross fair market value) of the assets of the Corporation to any individual, corporation partnership trust or other entity or organization (a “Person”) or group of Persons acting in concert other than a Person controlling controlled by or under common control with the Corporation;

(B)  any Person or group of Persons acting in concert, other than a Person controlling controlled by or under common control with the Corporation acquires ownership of stock in the Corporation, that together with stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation, provided such Person or group did not own more than 50% of the total fair market value or total voting power of the stock of the Corporation prior to such acquisition; or

(C)  the replacement of a majority of the members of the Corporation’s board of directors over any period of one year or less by directors whose appointment or election is the appointment or election, not endorsed by a majority of the members of the Corporation’s board of directors prior to the date of such election or appointment.

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

Notwithstanding the forgoing provisions of this Section 1.4, no transaction shall be considered a Change in Control hereunder unless such transaction also meets the definition of “Change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” set forth in Treasury Regulations Section 1.409A-3(i)(5).

Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Corporation or the Company providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Director’s membership on the Company’s Board did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

1.6	“Corporation” means Mid Penn Bancorp, Inc.

1.7	“Crediting Rate” means 5-year Treasury rate as of the last day of the immediately preceding calendar year plus two percent (2%).

1.8	“Deferrals” means the amount of the Director’s Fees which the Director elects to defer according to this Agreement.

1.9	“Deferral Account” means the Company’s accounting of the Director’s accumulated Deferrals, plus accrued interest.

1.10

“Deferral Election Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate the amount of the Deferrals.

1.11

“Disability” means Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering directors of the Company.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering directors of the Company.  Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

1.12

“Early Termination” means Separation from Service before Normal Benefit Age except when such Separation from Service occurs due to death, Disability, Termination for Cause or within twenty-four (24) months of a Change in Control.

1.13	“Effective Date” means January 1, 2020.

1.14	“Fees” means the total fees payable to the Director during a Plan Year.

1.15	“Normal Benefit Age” means the Director attaining age seventy (70).

1.16	“Normal Benefit Date” means the later of Normal Benefit Age or Separation from Service.

1.17	“Plan Administrator” means the plan administrator described in Article 8.

1.18	“Plan Year” means a calendar year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.19

“Separation from Service” means the termination of the Director’s service with the Company for reasons other than death or Disability.  Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Director’s service and whether the Company and the Director intended for the Director to provide significant services for the Company following such termination.

1.20

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

1.21	“Termination for Cause” means a Separation from Service for:

(a)	Gross negligence or gross neglect of duties to the Company; or
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s service with the Company; or
(c)

Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director's service and resulting in a material adverse effect on the Company.

1.22

“Unforeseeable Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, or the Director’s dependent (as defined in Section 152(a) of the Code), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

Article 2

Deferral Election

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

2.1

Elections Generally.  The Director may annually file a Deferral Election Form with the Plan Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to the compensation to be deferred will be performed.  The Deferral Election Form shall set forth the amount of Fees to be deferred.

2.2

Initial Election.  After being notified by the Plan Administrator of becoming eligible for participation in the Agreement, the Director may make an initial deferral election under this Agreement by delivering to the Plan Administrator a signed Deferral Election Form and Beneficiary Designation Form within thirty (30) days of becoming eligible.  The Deferral Election Form shall set forth the amount of Fee to be deferred.  However, if the Director was eligible to participate in any other account balance plans sponsored by the Company (as referenced in Section 409A of the Code or the regulations thereunder) prior to becoming eligible to participate in this Agreement, the initial election to defer Fee under this Agreement shall not be effective until the Plan Year following the Plan Year in which the Director became eligible to participate in this Agreement.

2.3

Election Changes.  The Director may modify the amount of Fees to be deferred annually by filing a new Election Form with the Company.  The modified deferral shall not be effective until the calendar year following the year in which the subsequent Election Form is received by the Company.

2.4

Hardship.  If an Unforeseeable Emergency occurs, the Director, by written instructions to the Company, may discontinue deferrals hereunder.  Any subsequent Deferral Elections may be made only in accordance with Section 2.1 hereof.

Article 3

Deferral Account

3.1	Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:
(a)	Any Deferrals hereunder;
(b)	Interest as follows:
(i)

On the last day of each month prior to a Separation from Service and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Agreement, interest shall be credited on the Deferral Account at an annual rate equal to the Crediting Rate, compounded semi-annually; and

(ii)

On the last day of each month following a Separation from Service during any applicable installment period, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to the Crediting Rate, compounded semi-annually.

3.2

Accounting Device Only.  The Deferral Account is solely a device for measuring amounts to be paid under this Agreement.  The Deferral Account is not a trust fund of any kind.  The Director is a general unsecured creditor of the Company for the distribution of benefits.  The benefits represent the mere Company promise to distribute such benefits.  The

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

Director's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by the Director's creditors.

Article 4

Distributions During Lifetime

4.1

Normal Termination Benefit.  Upon Separation from Service on or after Normal Benefit Age, the Company shall distribute to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Article.

4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Director’s Normal Benefit Date.

4.1.2	Distribution of Benefit. The Company shall distribute the benefit to the Director in sixty (60) monthly installments commencing within thirty (30) days following Normal Benefit Date.

4.2	Early Termination Benefit. Upon Early Termination, the Company shall distribute to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Article.

4.2.1	Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance determined as of the Director’s Normal Benefit Age.

4.2.2

Distribution of Benefit.  The Company shall distribute the benefit to the Director in sixty (60) monthly installments commencing within thirty (30) days following the Director’s Normal Benefit Age. The Company shall credit interest at an amount equal to the interest rate described in Section 3.1(b)(ii) from the date of Separation from Service until Normal Retirement Age.

4.3

Disability Benefit.  If Director experiences a Disability prior to Normal Benefit Age, the Company shall distribute to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Article.

4.3.1	Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance determined as of the date of the Director’s Disability.

4.3.2	Distribution of Benefit. The Company shall distribute the benefit to the Director in sixty (60) monthly installments commencing within thirty (30) days following the Director’s Disability.

4.4

Change in Control Benefit. Upon Separation from Service within twenty-four (24) months of a Change in Control, the Company shall pay to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Article.

4.4.1	Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance determined as of the date of the Director’s Separation from Service.

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

4.4.2

Distribution of Benefit.  The Company shall distribute the benefit to the Director in sixty (60) monthly installments commencing within thirty (30) days following the Director’s Separation from Service.

4.5

Hardship Distribution.  If an Unforeseeable Emergency occurs, the Director may petition the Board to receive a distribution from the Agreement.  The Board in its sole discretion may grant such petition.  If granted, the Director shall receive, within sixty (60) days, a distribution from the Agreement (i) only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution; and (ii) after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s  assets (to the extent the liquidation would not itself cause severe financial hardship).  In any event, the maximum amount which may be paid out pursuant to this Section 4.5 is the Deferral Account balance as of the day that the Director petitioned the Board to receive a Hardship Distribution under this Section.

4.5

Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service.  Therefore, in the event this Section 4.6 is applicable to the Director, any distribution which would otherwise be paid to the Director within the first six months following the Separation from Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent distributions shall be paid in the manner specified.

4.6

Distributions Upon Income Inclusion Under Section 409A of the Code.  Upon the inclusion of any portion of the Deferral Account balance into the Director’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Deferral Account balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

4.7

Change in Form or Timing of Distributions.  For distribution of benefits under this Article 4, the Director may elect to delay the timing or change the form of distributions by submitting the appropriate Distribution Election Form to the Plan Administrator.  Any such elections:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b)

must, for benefits distributable under Sections 4.1, 4.2 or 4.4 delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

(c)	must take effect not less than twelve (12) months after the election is made.

Article 5

Distributions at Death

5.1

Death During Active Service.  If the Director dies prior to Separation from Service, the Company shall distribute to the Beneficiary the benefit described in this Section 5.1.  This benefit shall be distributed in lieu of the benefits under Article 4.

5.1.1	Amount of Benefit. The benefit under this Section 5.1 is the Deferral Account balance determined as of the date of the Director’s death.

5.1.2

Distribution of Benefit.  The Company shall distribute the benefit to the Director in sixty (60) monthly installments commencing the month following the Director’s death. The Beneficiary shall be required to provide to the Company the Director’s death certificate receipt.

5.2

Death During Distribution of a Benefit.  If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Director had the Director survived.

5.3

Death After Separation from Service But Before Benefit Distributions Commence.  If the Director is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Company shall distribute to the Beneficiary the same benefits that the Director was entitled to prior to death except that the benefit distributions shall commence the  month following the Director’s death. The Beneficiary shall be required to provide to the Company the Director’s death certificate receipt.

Article 6

Beneficiaries

6.1

Beneficiary.  The Director shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits distributable under the Agreement to a Beneficiary upon the death of the Director.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Company in which the Director participates.

6.2

Beneficiary Designation: Change.  The Directors shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  The Director's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Directors hall have the right to change a Beneficiary by completing, signing and otherwise complying

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4

No Beneficiary Designation.  If the Director dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary.  If the Director has no surviving spouse, the benefits shall be paid to the personal representative of the Director's estate.

6.5

Facility of Distribution.  If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 7

General Limitations

7.1

Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement in excess of the Deferrals (i.e., Deferral Account balance minus interest credited thereon) if the Director’s service with the Company is terminated due to a Termination for Cause.

7.2

Suicide or Misstatement.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement in excess of the Deferrals if the Director commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Director and owned by the Company denies coverage (i) for material misstatements of fact made by the Director on an application for such life insurance, or (ii) for any other reason.

7.3

Removal.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement in excess of the Deferrals (i.e., Deferral Account minus interest credited thereon) if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

Article 8

Administration of Agreement

8.1

Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint.  The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

8.2

Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

8.3

Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4

Indemnity of Plan Administrator.  The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5

Company Information.  To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the Compensation of its Directors, the date and circumstances of the Disability, death or Separation from Service of its Directors, and such other pertinent information as the Plan Administrator may reasonably require.

8.6

Statement of Accounts.  The Plan Administrator shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

Article 9

Claims and Review Procedures

9.1	Claims Procedure. A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.
(a)

Initiation – Written Claim.  The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
(b)

Timing of Administrator Response.  The Administrator shall respond to such Claimant within forty-five (45) days after receiving the claim.  If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional thirty (30) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required.  The extension notice shall specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

(c)

Notice of Decision.  If the Administrator denies all or a part of the claim, the Administrator shall notify the Claimant in writing of such denial in a culturally and linguistically appropriate manner.  The Administrator shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:  (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a notice that the Claimant has a right to request a review of the claim denial and an explanation of the Agreement’s review procedures and the time limits applicable to such procedures; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review, and a description of any time limit for bringing such an action; (v) for any Disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Employer in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration (vi) for any Disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and (viii) for any Disability claim, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8).

9.2	Review Procedure. If the Administrator denies all or a part of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.
(a)	Additional Evidence. Prior to the review of the denied claim, the Claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

generated by the Administrator, or any new or additional rationale, as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided, to give the Claimant a reasonable opportunity to respond prior to that date.

(b)

Initiation – Written Request.  To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(c)

Additional Submissions – Information Access.  After such request the Claimant may submit written comments, documents, records and other information relating to the claim.  The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(d)

Considerations on Review.  In considering the review, the Administrator shall consider all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for Disability benefits. The claim shall be reviewed by an individual or committee who did not make the initial determination that is subject of the appeal and who is not a subordinate of the individual who made the determination.  Additionally, the review shall be made without deference to the initial adverse benefit determination. If the initial adverse benefit determination was based in whole or in part on a medical judgment, the Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination and will not be the subordinate of such individual. If the Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Administrator will identify such experts.

(e)

Timing of Administrator Response.  The Administrator shall respond in writing to such Claimant within forty-five (45) days after receiving the request for review.  If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(f)

Notice of Decision.  The Administrator shall notify the Claimant in writing of its decision on review.  The Administrator shall write the notification in a culturally and linguistically appropriate manner calculated to be understood by the Claimant.  The notification shall set forth:  (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

benefits; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a); (v) for any Disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Employer in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration; and (vi) for any Disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

5.3	Exhaustion of Remedies. The Claimant must follow these claims review procedures and exhaust all administrative remedies before taking any further action with respect to a claim for benefits.
5.4

Failure to Follow Procedures. In the case of a claim for Disability benefits, if the Administrator fails to strictly adhere to all the requirements of this claims procedure with respect to a Disability claim, the Claimant is deemed to have exhausted the administrative remedies available under the Agreement, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Administrator has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non-prejudicial; (c) attributable to good cause or matters beyond the Administrator’s control; (d) in the context of an ongoing good-faith exchange of information; and (e) not reflective of a pattern or practice of noncompliance.  The Claimant may request a written explanation of the violation from the Administrator, and the Administrator must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Administrator met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Administrator’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Administrator shall provide the claimant with notice of the resubmission.

Article 10

Amendments and Termination

10.1

Amendments.  This Agreement may be amended only by a written agreement signed by the Company and the Director.  However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

10.2

Plan Termination Generally.  The Company may unilaterally terminate this Agreement at any time upon ninety (90) days advance written notice to Director.  Except as provided in Section 10.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if the Company terminates this Agreement in the following circumstances:

(a)Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(a)(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company's arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)

Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)

Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Director participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement the Company may distribute the Deferral Account balance, determined as of the date of the termination of the Agreement to the Director, in a lump sum subject to the above terms.

Article 11

Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Director and the Company and their beneficiaries, survivors, executors, administrators and transferees.

11.2	No Guarantee of Service. This Agreement is not a contract for service. It does not give the Director the right to remain as a director of the Company, nor does it interfere with the

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

Company's right to discharge the Director. It also does not require the Director to remain a director nor interfere with the Director's right to terminate service at any time.

11.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4

Tax Withholding and Reporting.  The Company shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement.  Director acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).  Further, the Company shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

11.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

11.6

Unfunded Arrangement.  The Director and the Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Company to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Director's life or other informal funding asset is a general asset of the Company to which the Director and the Beneficiary have no preferred or secured claim.

11.7

Reorganization.  The Company shall not merge or consolidate into or with another Company, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.  Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

11.8

Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof.  No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

11.9

Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

11.10

Alternative Action.  In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, provided that such alternative acts do not violate Section 409A of the Code.

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.12

Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.13

Notice.  Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Mid Penn Bank
349 Union Street
Millersburg, PA 17061

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

11.15

Compliance with Section 409A.  This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

Mid Penn Bank

Director Deferred Fee AgreementExhibit 10.13

IN WITNESS WHEREOF, the Director and a duly authorized representative of the Company have signed this Agreement.

DirectorMid Penn Bank

By:

Title:

By execution hereof, Mid Penn Bancorp, Inc. consents to and agrees to be bound by the terms and condition of this Agreement.

Attest:Corporation:

Mid Penn Bancorp, Inc.

________________________________By:________________________________

Title:________________________________

Mid Penn Bank

Director Deferred Fee Agreement

DEFERRAL ELECTION FORM

Fees Election

Amount of Deferral	Duration
[Initial and Complete One] ____ I elect to defer ______% of my Fees. ____ I elect to defer $______________ of my Fees. I elect not to defer any of my Fees.	[Initial and Complete One] ____ For ____ year(s) ____ For all future Plan Years

Printed Name:

Signature:________________________________

Date:_________

Received by the Plan Administrator this ________ day of ___________________, 2______

By:_________________________________

Title:_________________________________

Mid Penn Bank

Director Deferred Fee Agreement

BENEFICIARY DESIGNATION FORM

{  }New Designation

{  }Change in Designation

I, _________________, designate the following as Beneficiary under the Plan:

Primary: ___________________________________________________________ ___________________________________________________________	_____% _____%
Contingent: ___________________________________________________________ ___________________________________________________________	_____% _____%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
•	To name your estate as Beneficiary, please write “Estate of _[your name]_”.
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.  I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:

Signature:_______________________________Date:_______

Received by the Plan Administrator this ________ day of ___________________, 20___

By:_________________________________

Title:_________________________________